Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 15, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the guarantor condensed consolidating financial information described in Note 27, as to which the date is March 8, 2013, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in NewMarket Corporation’s Current Report on Form 8-K dated March 8, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Richmond, Virginia

March 8, 2013